UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                                SCHEDULE 13G


                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT _____)*


                           KEYNOTE SYSTEMS, INC.
-----------------------------------------------------------------------------
                              (Name of Issuer)

                  COMMON STOCK, PAR VALUE $0.001 PER SHARE
-----------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 493308100
    -------------------------------------------------------------------
                               (CUSIP Number)

                             DECEMBER 31, 1999
    -------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |_|      Rule 13d-1(b)
      |_|      Rule 13d-1(c)
      |X|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                    *SEE INSTRUCTIONS BEFORE FILLING OUT

                                SCHEDULE 13G


CUSIP No. 493308100                           Page 2 of  11 Pages


1   NAME OF REPORTING PERSON
    /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GE CAPITAL EQUITY INVESTMENTS, INC.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [x]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH       1,583,711

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         0

                 8  SHARED DISPOSITIVE POWER

                    1,583,711

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,583,711

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.7%

12  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 493308100                           Page 3 of  11 Pages


1   NAME OF REPORTING PERSON
    /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GENERAL ELECTRIC CAPITAL CORPORATION

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [x]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

     NEW YORK, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH       1,583,711

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         0

                 8  SHARED DISPOSITIVE POWER

                    1,583,711

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,583,711

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     6.7%

12  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 493308100                           Page 4 of  11 Pages


1   NAME OF REPORTING PERSON
    /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GENERAL ELECTRIC CAPITAL SERVICES, INC.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [x]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH       DISCLAIMED.  SEE 9 BELOW.

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         0

                 8  SHARED DISPOSITIVE POWER

                    DISCLAIMED.  SEE 9 BELOW.

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     DISCLAIMED.  SEE 9 ABOVE.

12  TYPE OF REPORTING PERSON*

     CO

CUSIP No. 493308100                           Page 5 of  11 Pages


1   NAME OF REPORTING PERSON
    /I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     GENERAL ELECTRIC COMPANY

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                         (b)  [x]

3   SEC USE ONLY

4   CITIZENSHIP OR PLACE OF ORGANIZATION

     NEW YORK, U.S.A.

  NUMBER OF      5  SOLE VOTING POWER

   SHARES           0

 BENEFICIALLY    6  SHARED VOTING POWER

OWNED BY EACH       DISCLAIMED.  SEE 9 BELOW.

 REPORTING       7  SOLE DISPOSITIVE POWER

PERSON WITH         0

                 8  SHARED DISPOSITIVE POWER

                    DISCLAIMED.  SEE 9 BELOW.

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     BENEFICIAL OWNERSHIP OF ALL SHARES IS DISCLAIMED.

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)              [ ]
    EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     DISCLAIMED.  SEE 9 ABOVE.

12  TYPE OF REPORTING PERSON*

     CO

Item 1.

(a)      NAME OF ISSUER:   Keynote Systems, Inc.

(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         2855 Campus Drive
         San Mateo, California 94403

Item 2.

1. (a)-(c)     NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS
               OFFICE; AND CITIZENSHIP:

               GE Capital Equity Investments, Inc.
               120 Long Ridge Road
               Stamford, Connecticut.  06927


               Citizenship:   Delaware

(d)            TITLE OF CLASS OF SECURITIES:  Common Stock, par value
               $0.001 per share

(e)            CUSIP NUMBER:  493308100


2. (a)-(c)     NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE;
               AND CITIZENSHIP:

               General Electric Capital Corporation
               260 Long Ridge Road
               Stamford, Connecticut.  06927


               Citizenship:   New York

(d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001 per share

(e)            CUSIP NUMBER:  493308100


3. (a)-(c)     NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE;
               AND CITIZENSHIP:

               General Electric Capital Services, Inc.
               3135 Easton Turnpike
               Fairfield, Connecticut.  06431


               Citizenship:   Delaware



                            Page 6 of 11 Pages

(d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001 per share

(e)            CUSIP NUMBER:  493308100


4. (a)-(c)     NAME OF PERSON FILING; ADDRESS OF PRINCIPAL BUSINESS OFFICE;
               AND CITIZENSHIP:

               General Electric Company
               3135 Easton Turnpike
               Fairfield, Connecticut.  06431


               Citizenship:   New York

(d) TITLE OF CLASS OF SECURITIES: Common Stock, par value $0.001 per share

(e)            CUSIP NUMBER:  493308100


Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:


(a) [  ]       Broker or Dealer registered under Section 15 of the Act
               (15 U.S.C. 78o);

(b) [  ]       Bank as defined in Section 3(a)(6) of the Act
               (15 U.S.C. 78c);

(c) [  ]       Insurance Company as defined in Section 3(a)(19) of the Act
               (15 U.S.C. 78c);

(d) [  ]       Investment Company registered under Section 8 of the
               Investment Company Act (15 U.S.C. 80a-8);

(e) [  ]       An investment advisor in accordance with
               Section 240.13d-1(b)(1)(ii)(E);

(f) [  ]       An employee benefit plan or endowment fund in accordance
               with Section 240.13d-1(b)(1)(ii)(F);

(g) [  ]       A parent holding company or control person, in accordance
               with Section 240.13d-1(b)(1)(ii)(G);

(h) [  ]       A savings association as defined in Section 3(b) of the
               Federal Deposit Insurance Act (12 U.S.C. 1813);


(i) [  ]       A church plan that is excluded from the definition of an
               investment company under Section 3(c)(14) of the Investment
               Company Act of 1940 (15 U.S.C. 80a-3);


(j) [  ]       Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


                            Page 7 of 11 Pages

If this statement is filed pursuant to ss. 240.13d-1(c), check this box.  |_|


Item 4.        OWNERSHIP:


1.             GE Capital Equity Investments, Inc.

(a)            AMOUNT BENEFICIALLY OWNED:  1,583,711 shares of Common Stock.

(b)            PERCENT OF CLASS:  6.7%

(c)            NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)      sole power to vote or to direct the vote:

                        0

               (ii) shared power to vote or to direct the vote:

                        1,583,711

               (iii) sole power to dispose or to direct the disposition of:

                        0

               (iv) shared power to dispose or to direct the disposition of:

                        1,583,711


2.             General Electric Capital Corporation

(a)            AMOUNT BENEFICIALLY OWNED:  1,583,711 shares of Common Stock.

(b)            PERCENT OF CLASS:  6.7%

(c)            NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)      sole power to vote or to direct the vote:

                        0

               (ii) shared power to vote or to direct the vote:

                        1,583,711

               (iii) sole power to dispose or to direct the disposition of:

                            Page 8 of 11 Pages

               (iv) shared power to dispose or to direct the disposition of:

                        1,583,711


3.             General Electric Capital Services, Inc.

(a) AMOUNT BENEFICIALLY OWNED: Beneficial ownership of all shares is disclaimed.

(b)            PERCENT OF CLASS:  Disclaimed.  See (a) above.

(c)            NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)      sole power to vote or to direct the vote:

                        0

               (ii) shared power to vote or to direct the vote:

                        Disclaimed.  See (a) above.

               (iii) sole power to dispose or to direct the disposition of:

                        0

               (iv) shared power to dispose or to direct the disposition of:

                        Disclaimed.  See (a) above.


4.             General Electric Company

(a) AMOUNT BENEFICIALLY OWNED: Beneficial ownership of all shares is disclaimed.

(b)            PERCENT OF CLASS:  Disclaimed.  See (a) above.

(c)            NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)      sole power to vote or to direct the vote:

                        0

               (ii) shared power to vote or to direct the vote:

                        Disclaimed.  See (a) above.

               (iii) sole power to dispose or to direct the disposition of:

                        0

               (iv) shared power to dispose or to direct the disposition of:


                            Page 9 of 11 Pages

                        Disclaimed.  See (a) above.


Item 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not applicable.


Item 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
               PERSON:

               Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

               Not applicable.


Item 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               See Exhibit 1 for Joint Filing Agreement.


Item 9.        NOTICES OF DISSOLUTION OF GROUP:


               Not applicable.


Item 10.       CERTIFICATION:

               Not applicable.


                            Page 10 of 11 Pages

                                 SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 9, 2000

                                 GENERAL ELECTRIC CAPITAL CORPORATION

                                 By: /s/ Michael E. Pralle
                                     ---------------------------
                                     Name:   Michael E. Pralle
                                     Title:  Vice President

                                 GE CAPITAL EQUITY INVESTMENTS, INC.

                                 By: /s/ Michael E. Pralle
                                     ---------------------------
                                     Name:   Michael E. Pralle
                                     Title:  President/ General Manager

                                 GENERAL   ELECTRIC  CAPITAL SERVICES, INC.

                                 By: /s/ Michael E. Pralle
                                     ---------------------------
                                     Name:   Michael E. Pralle
                                     Title:  Attorney-in-fact*

                                 GENERAL ELECTRIC COMPANY

                                 By: /s/ Michael E. Pralle
                                     ---------------------------
                                     Name:   Michael E. Pralle
                                     Title:  Attorney-in-fact*


------------------
*   Pursuant to a Power of Attorney attached as Exhibit 2 to this Schedule 13G.